For further information, contact:

Kevin L. Halloran, Vice President, Corporate Development and Investor Relations

Phone 808-525-8422

E-mail: khalloran@abinc.com

HOLD FOR RELEASE:

8:00 A.M. EASTERN DAYLIGHT TIME

Thursday, July 26, 2007

A&B REPORTS 2nd QUARTER 2007 NET INCOME OF $32.0 MILLION

Results Reflect Strength of Matson’s Innovative China Service

Higher Full Year Earnings Expected

Honolulu (July 26, 2007)—Alexander & Baldwin, Inc. (NASDAQ:ALEX) today reported that net income for the second quarter of 2007 was $32.0 million, or $0.74 per fully diluted share. Net income in the second quarter of 2006 was $30.2 million, or $0.68 per fully diluted share. Revenue in the second quarter of 2007 was $427.2 million, compared with revenue of $416.0 million in the second quarter of 2006.

Net income for the first half of 2007 was $56.7 million, or $1.32 per fully diluted share. Net income in the first half of 2006 was $67.6 million, or $1.53 per fully diluted share. Revenue for the first half of 2007 was $810.5 million, compared with revenue of $775.1 million in the same period of 2006.

COMMENTS ON QUARTER & OUTLOOK

“A&B performed very well during the second quarter, building on our solid progress in the first quarter. This quarter’s results reflect stronger international markets for our ocean transportation business as well as small gains in our logistics and real estate leasing segments,” said Allen Doane, chairman and chief executive officer of A&B. “This positive performance more than offset anticipated flat performance in Hawaii shipping and a lower level of property sales for the quarter. That noted, we expect accelerated real estate sales in the second half of the year as we capitalize on strong commercial market conditions in Hawaii and capture significant, embedded value of certain assets within our income portfolio.”

“Collectively, these results confirm that our multi-industry, multi-market strategy provides stability and opportunity alike. Indeed, we are poised for a banner year led by future real estate sales and Matson’s China service that should result in A&B realizing higher earnings than we previously expected.”

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“Ocean Transportation posted an impressive $14.7 million increase in operating profit, a reflection of Matson’s reputation in the China market that translated into nearly 100 percent utilization and continuing rate improvement as we head into the peak season. Customers now recognize that we offer the fastest and most reliable service from Ningbo and Shanghai to Long Beach, and we prove our value proposition with each on-time arrival. In Guam, a rising tide of economic activity led to nearly double-digit volume increases. We can now report that our Guam-China service has met its initial marketing, operating and financial objectives after five full quarters of service. In Hawaii, we intensified ongoing cost reduction initiatives – a combination of intelligent fleet redeployment, adaptive repositioning of containers and overhead containment – to offset lower volume. Looking out, however, we will have limited additional opportunities for fleet redeployment due to a rigorous dry dock schedule, and expect flat or marginally lower second half earnings for Matson versus the prior year.”

“The logistics segment produced another good quarter, with operating profit of $5.5 million and an operating margin of 4.9 percent. Despite a more challenging rail and highway volume environment, Matson Integrated Logistics (MIL) sustained or improved its unit yield in all major product segments and improved volume levels in its emerging expedited service line. And while the immediate prospects for rail are unclear, a favorable demand gap in key highway markets should produce moderate earnings growth for the balance of the year.”

“Operating profit for our Agribusiness segment was $0.5 million, which reflects the adverse impact of a decline in raw sugar margins. Production challenges, exacerbated by extraordinarily dry weather conditions, may persist and impact near-term prospects. As such, we remain guarded in our Agribusiness earnings outlook.”

“Our real estate leasing segment posted operating profit of $12.3 million, due principally to high occupancy, which is attributable to the depth of our diversified tenant base and well-positioned locations. Excluding higher interest income earned in the second quarter of 2006, operating profit rose by 5 percent for the quarter. Occupancy stands at 98 and 97 percent, respectively, in the Hawaii and mainland portfolios and we see continued resilience in the markets we serve. However, we note that given favorable non-recurring items that occurred in the second half of 2006, we are likely to see modest, negative year-over-year variance for the balance of the year for this segment.”

“As anticipated, limited real estate sales activity resulted in lowered operating profit of $4.5 million, which included $7.2 million of joint venture earnings related primarily to sales at our Kai Malu project in Wailea. We continue to make steady progress in construction and sales

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activity at our joint venture lifestyle community of Kukui’ula and at our Keola La’i condominium project. Quite notably, we entered into a contract for the sale of a commercial land parcel in Honolulu during the quarter. This transaction, along with other planned dispositions that are expected to close later in the year, should result in higher than expected earnings for the segment.”

“On a final note, the Company increased its dividend in the second quarter by 16 percent, which underscores confidence in our healthy balance sheet, solid cash flow and strong prospects for continuing earnings growth.”

TRANSPORTATION—OCEAN TRANSPORTATION

	Quarter Ended June 30,
(dollars in millions)	2007	2006	Change
Revenue	$253.1	$243.6	4%
Operating profit	$39.1	$24.4	60%
Operating profit margin	15.4%	10.0%
Volume (Units)
Hawaii containers	42,400	44,600	-5%
Hawaii automobiles	23,200	33,800	-31%
China containers	13,800	7,500	84%
Guam containers*	3,700	3,400	9%

* Container volumes related to the Federated States of Micronesia (FSM) have been excluded for comparative purposes due to the Company’s new deployment in the Guam and Micronesia trades.

For the second quarter of 2007, Ocean Transportation revenue of $253.1 million was

$9.5 million, or 4 percent, higher than the second quarter of 2006. This increase was due to a significant increase in container volume in the China service and improvements in yields and cargo mix, principally in Hawaii, partially offset by lower volume in the Hawaii service and lower government charter service revenues.

Hawaii container volume was down 5 percent from the second quarter of 2006, reflecting a moderation in the rate of growth for the Hawaii economy and reduced shipments in the lower-margin construction materials segment. Hawaii automobile volume was down 31 percent for the quarter due primarily to lower rental fleet turnover and slower retail auto sales. China container volume increased 84 percent compared with the second quarter of 2006, primarily due to the ramp-up of the China service which began late in the first quarter of 2006. Guam container volume rose by 9 percent, mirroring increased economic activity in the region.

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Operating profit of $39.1 million was $14.7 million, or 60 percent, higher than in the second quarter of 2006. This increase results primarily from the aforementioned revenue gains and from decreases in operating expense including reduced vessel costs, primarily due to a reduction in vessel voyage days, and lower Hawaii terminal costs in line with lower automobile and container volume. These cost decreases were partially offset by higher container repositioning costs related to an increase in China volume and higher depreciation expense.

Matson’s robust operating margin of 15.4 percent was significantly higher than historical averages, a reflection of fleet optimization and cost containment initiatives. This operating margin is expected to moderate for the balance of the year, due to limited additional opportunities for fleet redeployment due to scheduled dry-dockings.

	Six Months Ended June 30,
(dollars in millions)	2007	2006	Change
Revenue	$484.7	$462.9	5%
Operating profit	$57.9	$42.7	36%
Operating profit margin	11.9%	9.2%
Volume (Units)
Hawaii containers	83,100	86,400	-4%
Hawaii automobiles	46,100	65,600	-30%
China containers	25,500	9,500	2.7x
Guam containers*	7,100	6,800	4%

* Container volumes related to the Federated States of Micronesia (FSM) have been excluded for comparative purposes due to the Company’s new deployment in the Guam and Micronesia trades.

For the first half of 2007, Ocean Transportation revenue increased to $484.7 million, an improvement of 5 percent and $21.8 million over the first half of 2006, for principally the same factors cited for the quarter. Container and auto volume changes also were due to the same factors cited for the quarter.

Operating profit for the first six months of 2007 increased $15.2 million, or 36 percent, compared with the same period in 2006. This increase results primarily from operating expense changes that partially offset revenue increases for the same reasons cited above; and from marginally higher general and administrative costs; offset by reduced vessel costs primarily due to a reduction in vessel voyage days and lower Hawaii terminal costs in line with lower automobile and container volume.

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TRANSPORTATION—LOGISTICS SERVICES

	Quarter Ended June 30,
(dollars in millions)	2007	2006	Change
Intermodal revenue	$72.4	$73.3	-1%
Highway revenue	40.0	43.1	-7%
Total Revenue	$112.4	$116.4	-3%
Operating profit	$5.5	$5.3	4%
Operating profit margin	4.9%	4.6%

Logistics services revenue of $112.4 million was $4.0 million, or 3 percent, lower than the second quarter of 2006. The decrease was due principally to lower volume in the highway sector and flatness in the intermodal industry, marginally offset by a volume increase in expedited services and continued carriage of international rail cargo associated with Matson Navigation’s China service.

Operating profit of $5.5 million was $0.2 million, or 4 percent, higher than in the comparable period last year. Operating profit margin improved by 30 basis points due to margin improvements in most core business lines, offset by higher general overhead costs and lower volumes.

	Six Months Ended June 30,
(dollars in millions)	2007	2006	Change
Intermodal revenue	$138.1	$140.9	-2%
Highway revenue	77.2	83.9	-8%
Total Revenue	$215.3	$224.8	-4%
Operating profit	$11.1	$10.0	11%
Operating profit margin	5.2%	4.4%

Logistics services revenue of $215.3 million was $9.5 million, or 4 percent, lower than the first half of 2006 for the same reasons cited for the second quarter. Operating profit of $11.1 million was $1.1 million, or 11 percent higher than in the first half of 2006 for principally the same reasons as cited for the quarter.

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REAL ESTATE—INDUSTRY

Real estate leasing and sales revenue and operating profit are analyzed before discontinued operations are removed. This is consistent with how the Company evaluates and makes decisions regarding capital allocation.

REAL ESTATE—LEASING

	Quarter Ended June 30,
(dollars in millions)	2007	2006	Change
Revenue	$26.4	$24.4	8%
Operating profit	12.3	$12.2	1%
Operating profit margin	46.6%	50.0%
Occupancy Rates:
Mainland	97%	98%	-1%
Hawaii	98%	98%	--%
Leasable Space (million sq. ft.):
Mainland	3.9	3.7	5%
Hawaii	1.5	1.5	--%

Real estate leasing revenue for the second quarter of 2007 was $26.4 million, an increase of $2.0 million, or 8 percent, from the second quarter of 2006. The increase was principally due to the addition of four properties acquired subsequent to the second quarter of 2006, increased common area maintenance (“CAM”) recoveries and higher leasing activity at existing properties, offset by dispositions of three properties in 2006. Net acquisitions result in an aggregate 4 percent increase in portfolio square feet. It should be noted, however, that due to the timing of acquisitions and dispositions, direct year-over-year revenue per square foot calculations may not be indicative of actual changes in property-level performance.

Operating profit of $12.3 million was $0.1 million or 1 percent higher than from the year- earlier period. The increase is due primarily to favorable CAM recoveries, higher rent revenue and sustained occupancy rates, offset by higher interest income from tax deferred exchange proceeds in 2006. Absent this year-earlier benefit, operating profit increased by 5 percent.

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	Six Months Ended June 30,
(dollars in millions)	2007	2006	Change
Revenue	$55.2	$49.0	13%
Operating profit	27.3	$24.3	12%
Operating profit margin	49.5%	49.6%
Occupancy Rates:
Mainland	97%	97%	--%
Hawaii	98%	98%	--%

Real estate leasing revenue for the first half of 2007 of $55.2 million was $6.2 million, or 13 percent, higher than the first half of 2006, while operating profit of $27.3 million was $3.0 million, or 12 percent, higher. The improved revenue and operating profit resulted primarily from a favorable adjustment of $1.7 million related to nonrecurring items recorded in the first quarter of 2007, higher rent and CAM recoveries, offset by higher interest income from tax deferred exchange proceeds in 2006. Excluding the aforementioned nonrecurring items, operating profit increased by 8 percent versus the year earlier period.

REAL ESTATE—SALES

	Quarter Ended June 30,
(dollars in millions)	2007	2006	Change
Improved property sales	$--	$35.6	-100%
Development sales	--	--	--%
Unimproved/other property sales	0.4	1.2	-67%
Total revenue	$0.4	$36.8	-99%
Operating profit /(loss) before joint ventures	$(2.7)	$12.6	NM
Earnings from joint ventures	7.2	(1.7)	NM
Total operating profit	$4.5	$10.9	-59%

Real estate sales revenue in the second quarter of 2007 was $0.4 million. Operating profit of $4.5 million exceeds revenues due to the inclusion of the Company’s share of joint venture earnings, principally related to sales at the Company’s Kai Malu residential joint venture development on Maui and the sale of a portion of underlying property of the Centre Pointe commercial joint venture development in Valencia, California.

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	Six Months Ended June 30,
(dollars in millions)	2007	2006	Change
Improved property sales	$--	$51.3	-100%
Development sales	--	0.6	-100%
Unimproved/other property sales	6.9	8.7	-21%
Total revenue	$6.9	$60.6	-89%
Operating profit before joint ventures	$1.7	$25.8	-93%
Equity in earnings of joint ventures	11.6	12.2	-5%
Total operating profit	$13.3	$38.0	-65%

Real estate sales revenue in the first half of 2007 was $6.9 million and operating profit was $13.3 million. 2007 first half revenue includes the first quarter installment sale of an agricultural parcel on Kauai. Total operating profit exceeds revenue for the reasons cited above.

AGRIBUSINESS

	Quarter Ended June 30,
(dollars in millions)	2007	2006	Change
Revenue	$38.5	$37.8	2%
Operating profit	$0.5	$3.1	-84%
Tons sugar produced	63,000	61,400	3%

Agribusiness revenue for the second quarter of 2007 increased $0.7 million, or 2 percent, compared with the second quarter of 2006. The increase was due primarily to higher soil sales, higher specialty sugar volume and increases in trucking services, offset by lower revenue from raw sugar due to lower prices.

Operating profit of $0.5 million was adversely and primarily impacted by lower raw sugar margins, as a result of lower sugar prices and higher production costs per ton.

	Six Months Ended June 30,
(dollars in millions)	2007	2006	Change
Revenue	$55.7	$53.3	5%
Operating profit	$4.1	$9.6	-57%

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Tons sugar produced	72,200	62,200	16%

2007 first half revenue increased by 5 percent, or $2.4 million, from the year earlier period, due principally to higher raw sugar sales volume, higher soil sales and increases in trucking services, offset by lower power revenue related to lower volume. Operating profit for the first half of 2007 decreased by $5.5 million, or 57 percent, due to lower raw sugar margins and higher reservoir repair costs, partially offset by soil sales.

CORPORATE EXPENSE

Second quarter 2007 corporate expenses of $6.6 million were $1.5 million higher than the second quarter of 2006. The increase is due principally to higher interest income in 2006, expanded employee participation in performance-based incentive programs, and higher professional fees.

CASH FLOW COMMENTS

Cash Flows provided by Operating Activities totaled $34 million for the first half of 2007, compared with $40 million for the same period in 2006.  This decrease was principally the result of 2006 proceeds – return on capital – from the Company’s investment in its Hokua joint venture, as well as higher 2007 expenditures on real estate held for sale, principally for the Keola La’i condominium project.

Cash Flows used in Investing Activities totaled $49 million for the first half of 2007, compared with $53 million used in the first half of 2006. The decrease was due principally to lower ocean transportation capital expenditures in 2007. Capital expenditures for the first half of 2007 totaled $45 million compared with $87 million for the first half of 2006. 2007 expenditures include $33 million for transportation-related assets, $6 million for real estate related acquisitions, development and property improvements and $6 million related to agricultural operations.

Cash Flows provided by Financing Activities totaled $22 million for the first half of 2007, compared with $10 million used in the first half of 2006. The increase in cash flows from Financing Activities was principally due to the issuance of $100 million of new debt, including

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scheduled borrowings totaling $75 million under the Company’s private shelf agreements. The increase was partially offset by $60 million in long-term debt repayment and $23 million in dividend payments.

Alexander & Baldwin, Inc., headquartered in Honolulu, is engaged in ocean transportation and integrated logistics services, through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.; in real estate, through A&B Properties, Inc.; and in agribusiness, through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

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ALEXANDER & BALDWIN, INC.

2007 and 2006 Second-Quarter and First-Half Results (Condensed)

(In Millions, Except Per Share Amounts, Unaudited)

	2007	2006
Three Months Ended June 30:
Revenue	$427.2	$416.0
Income From Continuing Operations	$31.3	$19.7
Discontinued Operations: Properties[1]	$0.7	$10.5
Net Income	$32.0	$30.2
Basic Share Earnings
Continuing Operations	$0.73	$0.45
Net Income	$0.75	$0.69
Diluted Share Earnings
Continuing Operations	$0.73	$0.44
Net Income	$0.74	$0.68
Basic Average Shares Outstanding	42.7	44.0
Diluted Average Shares Outstanding	43.1	44.3

	2007	2006
Six Months Ended June 30:
Revenue	$810.5	$775.1
Income From Continuing Operations	$55.4	$46.6
Discontinued Operations: Properties[1]	$1.3	$21.0
Net Income	$56.7	$67.6
Basic Share Earnings
Continuing Operations	$1.30	$1.06
Net Income	$1.33	$1.54
Diluted Share Earnings
Continuing Operations	$1.29	$1.05
Net Income	$1.32	$1.53
Basic Average Shares Outstanding	42.6	43.9
Diluted Average Shares Outstanding	43.0	44.3

1 “Discontinued Operations: Properties” consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

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Industry Segment Data, Net Income (Condensed)

(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue:
Transportation
Ocean Transportation	$253.1	$243.6	$484.7	$462.9
Logistics Services	112.4	116.4	215.3	224.8
Real Estate
Leasing	26.4	24.4	55.2	49.0
Sales	0.4	36.8	6.9	60.6
Less Amounts Reported In Discontinued Operations	(1.8)	(39.7)	(3.5)	(66.1)
Agribusiness	38.5	37.8	55.7	53.3
Reconciling Items	(1.8)	(3.3)	(3.8)	(9.4)
Total Revenue	$427.2	$416.0	$810.5	$775.1

Operating Profit, Net Income:
Transportation
Ocean Transportation	$39.1	$24.4	$57.9	$42.7
Logistics Services	5.5	5.3	11.1	10.0
Real Estate
Leasing	12.3	12.2	27.3	24.3
Sales	4.5	10.9	13.3	38.0
Less Amounts Reported In Discontinued Operations	(1.1)	(16.8)	(2.1)	(33.8)
Agribusiness	0.5	3.1	4.1	9.6
Total Operating Profit	60.8	39.1	111.6	90.8
Interest Expense	(4.1)	(3.0)	(8.4)	(6.2)
Corporate Expenses	(6.6)	(5.1)	(13.5)	(10.3)
Income From Continuing Operations Before Income Taxes	50.1	31.0	89.7	74.3
Income Taxes	(18.8)	(11.3)	(34.3)	(27.7)
Income From Continuing Operations	31.3	19.7	55.4	46.6
Discontinued Operations: Properties	0.7	10.5	1.3	21.0
Net Income	$32.0	$30.2	$56.7	$67.6

Basic Earnings Per Share, Continuing Operations	$0.73	$0.45	$1.30	$1.06
Basic Earnings Per Share, Net Income	$0.75	$0.69	$1.33	$1.54

Diluted Earnings Per Share, Continuing Operations	$0.73	$0.44	$1.29	$1.05
Diluted Earnings Per Share, Net Income	$0.74	$0.68	$1.32	$1.53

Basic Average Shares Outstanding	42.7	44.0	42.6	43.9
Diluted Average Shares Outstanding	43.1	44.3	43.0	44.3

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Consolidated Balance Sheet (Condensed)

(In Millions, Unaudited)

	June 30,	December 31,
	2007	2006

ASSETS
Current Assets	$338	$285
Investments	157	149
Real Estate Developments	211	147
Property, Net	1,473	1,499
Other Assets	161	171
Total	$2,340	$2,251

LIABILITIES & EQUITY
Current Liabilities	$253	$257
Long-Term Debt	459	401
Liability for Benefit Plans	54	52
Other Long-Term Liabilities	73	72
Deferred Income Taxes	438	442
Shareholders’ Equity	1,063	1,027
Total	$2,340	$2,251

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Consolidated Cash Flow Information (Condensed)

(In Millions, Unaudited)

	Six Months Ended
	June 30,
	2007	2006

Cash Flows provided by Operating Activities	$34	$40

Capital Expenditures	(45)	(87)
CCF Withdrawals/(Deposits), Net	(6)	(18)
Other Investing Activities, Net	2	52
Cash Flows used in Investing Activities	(49)	(53)

Proceeds From Issuance of (Payment of) Debt, Net	40	80
Repurchase of Capital Stock	--	(72)
Dividends Paid	(23)	(21)
Other Financing Activities, Net	5	3
Cash Flows provided by/(used in) Financing Activities	22	(10)

Increase/(Decrease) In Cash	$7	$(23)

Depreciation	$(46)	$(41)

###

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